Exhibit 99.1

Contact:	Media	Investors
	Stephen Cohen	Joyce Arpin
	(347) 489-6602	(702) 880-4707
Caesars Entertainment Reports Financial Results for the First Quarter of 2018
Announces New $500 Million Share Repurchase Authorization
LAS VEGAS, May 2, 2018 - Caesars Entertainment Corporation (NASDAQ: CZR) (“CEC,” “Caesars,” “Caesars Entertainment,” or the “Company”) today reported first quarter of 2018 results as summarized in the discussion below, which highlights certain GAAP and non-GAAP financial measures on a consolidated basis.
First Quarter Highlights

•
First quarter net revenue increased $1 billion, from $966 million to $1.97 billion, due to the inclusion of the results of CEOC, LLC (“CEOC”), which emerged from bankruptcy in the fourth quarter of 2017.

•	Net loss improved $473 million, from $507 million to $34 million, due to restructuring charges in the prior year.

•	Adjusted EBITDAR improved $243 million, from $275 million to $518 million, due to the inclusion of the results of CEOC.
Same-Store Highlights

•	Same-store net revenues declined 2.0% or $40 million, from $2.01 billion to $1.97 billion.

•	Same-store adjusted EBITDAR decreased 3.4% or $18 million to $518 million, driven primarily by unfavorable year-over-year hold and weather-related property closures.

•	Las Vegas RevPAR decreased $2 to $142. Las Vegas Cash ADR decreased $1 to $173.

•	CEC executed another $1 billion interest rate swap, increasing its fixed debt percentage to 47% excluding the convertible debt.
“Our first quarter results exceeded our expectations, despite unfavorable year-over-year hold, several weather-related property closures and a shift in the Las Vegas convention calendar compared to the first quarter of last year,” said Mark Frissora, President and Chief Executive Officer. “Strength in our core business including slot win growth and increases in operating efficiency mostly offset headwinds. Meanwhile, we now have the flexibility to return capital to shareholders under the new share repurchase authorization enabled by our healthy core business and strong projected future free cash flows.”
“Gaming and hotel results proved to be stable in April and economic indicators are favorable,” said Eric Hession, Executive Vice President and Chief Financial Officer. “We remain optimistic in our earnings outlook for the full year.”
Summary Financial Data
Note that certain additional non-GAAP financial measures have been added to highlight the results of the Company including CEOC. Due to the timing of CEOC’s emergence, Caesars results do not include CEOC in the prior year. “Same-Store” results reported herein include CEOC as if its results were consolidated during all periods, but remove the deconsolidated Horseshoe Baltimore property from all periods presented. See the tables at the end of this press release for the reconciliation of non-GAAP to GAAP presentations. GAAP and same-store results include Caesars Acquisition Company (“CAC”) for all periods presented because CEC’s merger with CAC was accounted for as a reorganization of entities under common control. For same-store result reconciliations by region, see the historical information supplement in the Investor Relations section of www.caesars.com.
We adopted ASC 606: Revenue from Contracts with Customers, effective January 1, 2018, using the full retrospective method, which requires the Company to recast each prior reporting period presented consistent with the new standard.
Share Repurchase Program
CEC’s Board of Directors has approved the repurchase of up to $500 million of CEC’s common stock. Repurchases may be made at the Company’s discretion from time to time on the open market or in privately negotiated transactions. The repurchase program has no time limit, does not obligate the Company to make any repurchases and may be suspended for periods or discontinued at any time. Any shares acquired will be available for general corporate purposes. CEC intends to finance the share repurchase program using cash from operations.
Financial Results
We view each casino property as an operating segment and aggregate such casino properties into three regionally-focused reportable segments: (i) Las Vegas, (ii) Other U.S. and (iii) All Other, which is consistent with how we manage the business. The results of our reportable segments presented below are consistent with the way management assesses these results and allocates resources, which is a consolidated view that adjusts for the effect of certain transactions between reportable segments within Caesars. “All Other” includes managed, international and other properties as well as parent, consolidating, and other adjustments to reconcile to consolidated Caesars results.
In the U.S. GAAP consolidation tables below, the inclusion of CEOC’s results is the primary driver of year-over-year fluctuation. In accordance with U.S. GAAP, the results of CEOC and certain of its U.S. subsidiaries were not consolidated with Caesars from January 15, 2015 until October 6, 2017. Additionally, Caesars deconsolidated the results of its Horseshoe Baltimore property in the third quarter of 2017.
Same-store columns below include CEOC and certain of its U.S. subsidiaries as if they consolidated in all periods, and exclude the results of the Horseshoe Baltimore property in all periods. GAAP and same-store results include CAC for all periods presented because the merger was accounted for as a combination of companies under common control. The intent of the same-store information is to illustrate certain comparable results based on the current consolidation structure.
Net Revenues

	Three Months Ended March 31,		Percent Favorable/ (Unfavorable)	Same-Store (1) Three Months Ended March 31,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2018	2017		2018	2017
Las Vegas	$906	$674	34.4%	$906	$930	(2.6)%
Other U.S.	926	280	*	926	937	(1.2)%
All Other	140	12	*	140	145	(3.4)%
Caesars	$1,972	$966	104.1%	$1,972	$2,012	(2.0)%
____________________
See “Footnotes to Tables” in the section “Cash and Available Revolver Capacity” later in this release.
The inclusion of CEOC’s results increased CEC net revenues by $1 billion. The only material change in Las Vegas is the inclusion of Caesars Palace in the current year. In the Other U.S. and All Other regions, the year-over-year comparison is not meaningful due to the magnitude of consolidating CEOC’s regional, managed, and international portfolio.
Same-store revenues declined 2.6% in Las Vegas, primarily attributable to $19 million of year-over-year unfavorable hold. Additionally, a major convention that took place in the prior year weighed on food and beverage revenue, RevPAR, and ADR. Same-store revenues fell 1.2% in the Other U.S. region. The declines were attributed to weather-related property closures. Substantial reductions in gaming-related marketing offers, treated as contra-gaming revenue in accordance with U.S. GAAP, as well as $5 million of favorable hold also helped offset the declines.

Income from Operations (2)

	Three Months Ended March 31,		Percent Favorable/ (Unfavorable)	Same-Store (1) Three Months Ended March 31,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2018	2017		2018	2017
Las Vegas	$148	$152	(2.6)%	*	*	*
Other U.S.	86	29	196.6%	*	*	*
All Other	(109)	(31)	*	*	*	*
Caesars	$125	$150	(16.7)%	*	*	*
The inclusion of CEOC’s results in the current year drives changes in reported income from operations. Increased depreciation expense related to the fair value adjustment to failed sale-leaseback assets recorded on the balance sheet at emergence in 2017. Other operating costs increased $67 million due to exit fees related to NV Energy utility contracts and lease termination costs at Planet Hollywood. Due to the adjustments at emergence, the year-over-year comparability of same-store income from operations is not meaningful.
Net Income/(Loss) Attributable to Caesars

	Three Months Ended March 31,		Percent Favorable/ (Unfavorable)	Same-Store (1) Three Months Ended March 31,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2018	2017		2018	2017
Las Vegas	$72	$147	(51.0)%	*	*	*
Other U.S.	(50)	23	*	*	*	*
All Other	(56)	(677)	91.7%	*	*	*
Caesars	$(34)	$(507)	93.3%	*	*	*

Net loss improved $473 million over the prior year, primarily due to restructuring related expenses in the prior year. Same-store net income is not a meaningful comparison. Restructuring charges in the prior year will not recur. Additionally, CEOC was not accruing interest expense on its finance obligation in the prior year. The Company refinanced its conventional debt throughout 2017, resulting in substantial savings on debt-related interest expense.
Adjusted EBITDAR (1)

	Three Months Ended March 31,		Percent Favorable/ (Unfavorable)	Same-Store (1) Three Months Ended March 31,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2018	2017		2018	2017
Las Vegas	$321	$239	34.3%	$321	$339	(5.3)%
Other U.S.	216	52	*	216	201	7.5%
All Other	(19)	(16)	(18.8)%	(19)	(4)	*
Caesars	$518	$275	88.4%	$518	$536	(3.4)%
____________________
See “Footnotes to Tables” in the section “Cash and Available Revolver Capacity” later in this release.
Reported adjusted EBITDAR improved $243 million due to the consolidation of CEOC’s results in the current year.
Same-store adjusted EBITDAR declined $18 million from the prior year. In Las Vegas, $18 million of unfavorable hold compared to the prior year negatively impacted results. The unfavorable hold related to a high volume of baccarat play during the Chinese New Year at Caesars Palace. Weather related closures and disruptions in the Other U.S. region impacted results by approximately $15 million. Sharp reductions in gaming-related marketing offers in the Other U.S. region offset the weather, driving a 7.5% improvement in property EBITDAR against the prior year. A $4 million year-over-year hold headwind at our U.K. properties and increased corporate costs drove the decline in the All Other region.

Cash and Available Revolver Capacity

(In millions)	March 31, 2018
Cash and cash equivalents	$2,485
Revolver capacity	1,200
Revolver capacity drawn or committed to letters of credit	(50)
Total Liquidity	$3,635
Footnotes to Tables

*	Not meaningful.

(1)	See the Reconciliation of Net Income/(Loss) Attributable to Caesars Entertainment Corporation to Adjusted EBITDAR, which includes a reconciliation for Same-Store net revenues and adjusted EBITDAR.

(2)	See the supplemental materials uploaded to the investor relations section of Caesars.com for the same-store reconciliation of income from operations.
Conference Call Information
Caesars Entertainment Corporation (NASDAQ: CZR) will host a conference call at 2:00 p.m. Pacific Time Wednesday, May 2, 2018, to discuss its first quarter results, certain forward-looking information and other matters related to Caesars Entertainment Corporation, including certain financial and other information. The press release, webcast, and presentation materials will be available on the Investor Relations section of www.caesars.com.
If you would like to ask questions and be an active participant in the call, you may dial 877-637-3723, or 832-412-1752 for international callers, and enter Conference ID 58413328 approximately 10 minutes before the call start time. A recording of the live call will be available on the Company’s website for 90 days after the event. Supplemental materials have been posted on the Caesars Entertainment Investor Relations website at http://investor.caesars.com/financials.cfm.
About Caesars
Caesars Entertainment is the world’s most diversified casino-entertainment provider and the most geographically diverse U.S. casino-entertainment company. Caesars Entertainment is mainly comprised of two wholly owned operating subsidiaries: CEOC, LLC and Caesars Resort Collection, LLC. Since its beginning in Reno, Nevada, in 1937, Caesars Entertainment has grown through development of new resorts, expansions and acquisitions and its portfolio of subsidiaries now operate 47 casinos in 13 U.S. states and five countries. Caesars Entertainment’s resorts operate primarily under the Caesars®, Harrah’s® and Horseshoe® brand names. Caesars Entertainment’s portfolio also includes the Caesars Entertainment UK family of casinos. Caesars Entertainment is focused on building loyalty and value with its guests through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership. Caesars Entertainment is committed to environmental sustainability and energy conservation and recognizes the importance of being a responsible steward of the environment. For more information, please visit www.caesars.com.
Forward Looking Information
This release includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. We have based these forward-looking statements on our current expectations about future events. Further, these statements contain words such as “may,” “estimate,” “continue,” “focus,” “will,” “expect,” “believe,” “project,” “intend,” or “optimistic,” or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions, new projects, strategies, future performance, the outcomes of contingencies, such as legal proceedings, and future financial results of Caesars. These forward-looking statements are based on current expectations and projections about future events.
Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified, and, consequently, the actual performance of Caesars Entertainment may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors, and other factors described from time to time in Caesars Entertainment’s reports filed with the Securities and Exchange Commission (including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein):

•	completion of the acquisition of Centaur Holdings, LLC (“Centaur”) is subject to receipt of regulatory approvals and other customary closing conditions, which may not be satisfied;

•	we may not be able to realize the anticipated benefits of our proposed acquisition of Centaur;

•	development of our announced convention center in Las Vegas and certain of our other announced projects are subject to risks associated with new construction projects, including those described below;

•	the impact of our new operating structure following CEOC’s emergence from bankruptcy;

•	the effects of local and national economic, credit, and capital market conditions on the economy, in general, and on the gaming industry, in particular;

•	the effect of reductions in consumer discretionary spending due to economic downturns or other factors and changes in consumer demands;

•
the ability to realize improvements in our business and results of operations through our property renovation investments, technology deployments, business process improvement initiatives and other continuous improvement initiatives;

•	the ability to take advantage of opportunities to grow our revenue;

•	the ability to use net operating losses to offset future taxable income as anticipated;

•	the ability to realize all of the anticipated benefits of current or potential future acquisitions;

•	the ability to effectively compete against our competitors;

•	the financial results of our consolidated businesses;

•
the impact of our substantial indebtedness, including its impact on our ability to raise additional capital in the future and react to changes in the economy, and lease obligations and the restrictions in our debt and lease agreements;

•
the ability to access available and reasonable financing or additional capital on a timely basis, and on acceptable terms or at all, including our ability to refinance our indebtedness on acceptable terms;

•	the ability of our customer tracking, customer loyalty, and yield management programs to continue to increase customer loyalty and same-store or hotel sales;

•
changes in the extensive governmental regulations to which we are subject, and (1) changes in laws, including increased tax rates, smoking bans, regulations or accounting standards, (2) third-party relations and (3) approvals, decisions, disciplines and fines of courts, regulators and governmental bodies;

•
compliance with the extensive laws and regulations to which we are subject, including applicable gaming laws, the Foreign Corrupt Practices Act and other anti-corruption laws, and the Bank Secrecy Act and other anti-money laundering laws;

•	our ability to recoup costs of capital investments through higher revenues;

•	growth in consumer demand for non-gaming offerings;

•	abnormal gaming holds ("gaming hold" is the amount of money that is retained by the casino from wagers by customers);

•	the effects of competition, including locations of competitors, growth of online gaming, competition for new licenses, and operating and market competition;

•	our ability to protect our intellectual property rights and damages caused to our brands due to the unauthorized use of our brand names by third parties in ways outside of our control;

•	the ability to timely and cost-effectively integrate companies that we acquire into our operations;

•	not being able to realize all of our anticipated cost savings;

•	the potential difficulties in employee retention, recruitment and motivation;

•	our ability to retain our performers or other entertainment offerings on acceptable terms or at all;

•	the risk of fraud, theft, and cheating;

•	seasonal fluctuations resulting in volatility and an adverse effect on our operating results;

•	any impairments to goodwill, indefinite-lived intangible assets, or long-lived assets that we may incur;

•
construction factors, including delays, increased costs of labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, and building permit issues;

•	the impact of adverse legal proceedings and judicial and governmental body actions, including gaming legislative action, referenda, regulatory disciplinary actions, and fines and taxation;

•
acts of war or terrorist incidents (including the impact of the recent mass shooting in Las Vegas on tourism), severe weather conditions, uprisings, or natural disasters, including losses therefrom, losses in revenues and damage to property, and the impact of severe weather conditions on our ability to attract customers to certain of our facilities;

•	fluctuations in energy prices;

•	work stoppages and other labor problems;

•	our ability to collect on credit extended to our customers;

•	the effects of environmental and structural building conditions relating to our properties and our exposure to environmental liability, including as a result of unknown environmental contamination;

•	a disruption, failure, or breach of our network, information systems, or other technology, or those of our vendors, on which we are dependent;

•	risks and costs associated with protecting the integrity and security of internal, employee and customer data;

•	access to insurance for our assets on reasonable terms; and

•	the impact, if any, of unfunded pension benefits under multiemployer pension plans
Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Caesars Entertainment disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated or, if no date is stated, as of the date of this release.

CAESARS ENTERTAINMENT CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended March 31,
(In millions, except per share data)	2018	2017
Revenues
Casino	$983	$390
Food and beverage	383	206
Rooms	367	247
Other revenue	172	123
Management fees	15	—
Reimbursed management costs	52	—
Net revenues	1,972	966
Operating expenses
Direct
Casino	562	222
Food and beverage	264	141
Rooms	114	80
Property, general, administrative, and other	427	231
Reimbursable management costs	52	—
Depreciation and amortization	280	102
Corporate expense	82	41
Other operating costs	66	(1)
Total operating expenses	1,847	816
Income from operations	125	150
Interest expense	(330)	(147)
Restructuring and support expenses and other	184	(464)
Loss before income taxes	(21)	(461)
Income tax provision	(13)	(47)
Net loss	(34)	(508)
Net loss attributable to noncontrolling interests	—	1
Net loss attributable to Caesars	$(34)	$(507)

Loss per share - basic and diluted
Basic and diluted loss per share	$(0.05)	$(3.44)
Weighted-average common stock outstanding	697	147

CAESARS ENTERTAINMENT CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED)

(In millions)	March 31, 2018	December 31, 2017
Assets
Current assets
Cash and cash equivalents ($58 and $58 attributable to our VIEs)	$2,485	$2,558
Restricted cash	115	116
Receivables, net	439	494
Due from affiliates, net	7	11
Prepayments and other current assets ($5 and $2 attributable to our VIEs)	235	239
Inventories	42	39
Total current assets	3,323	3,457
Property and equipment, net ($67 and $57 attributable to our VIEs)	15,975	16,154
Goodwill	3,817	3,815
Intangible assets other than goodwill	1,597	1,609
Restricted cash	42	35
Deferred income taxes	2	2
Deferred charges and other assets ($30 and $0 attributable to our VIEs)	395	364
Total assets	$25,151	$25,436

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable ($6 and $3 attributable to our VIEs)	$239	$318
Accrued expenses and other current liabilities	1,163	1,326
Interest payable	78	38
Current portion of contract liabilities	143	129
Current portion of financing obligations	10	9
Current portion of long-term debt	64	64
Total current liabilities	1,697	1,884
Contract liabilities	7	2
Financing obligations	9,388	9,355
Long-term debt	8,837	8,849
Deferred income taxes	589	577
Deferred credits and other liabilities	1,331	1,472
Total liabilities	21,849	22,139
Stockholders’ equity
Caesars stockholders’ equity	3,210	3,226
Noncontrolling interests	92	71
Total stockholders’ equity	3,302	3,297
Total liabilities and stockholders’ equity	$25,151	$25,436

CAESARS ENTERTAINMENT CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended March 31,
(In millions)	2018	2017
Cash flows provided by operating activities	$22	$119
Cash flows from investing activities
Acquisitions of property and equipment, net of change in related payables	(85)	(72)
Proceeds from the sale and maturity of investments	16	5
Payments to acquire investments	(14)	(16)
Cash flows used in investing activities	(83)	(83)
Cash flows from financing activities
Debt issuance costs and fees	(1)	—
Repayments of long-term debt and revolving credit facilities	(16)	(54)
Proceeds from the issuance of common stock	3	4
Taxes paid related to net share settlement of equity awards	(12)	(7)
Financing obligation payments	(2)	—
Contributions from noncontrolling interest owners	20	—
Distributions to noncontrolling interest owners	—	(5)
Other	2	—
Cash flows used in financing activities	(6)	(62)

Net decrease in cash, cash equivalents, and restricted cash	(67)	(26)
Cash, cash equivalents, and restricted cash, beginning of period	2,709	4,658
Cash, cash equivalents, and restricted cash, end of period	$2,642	$4,632

Supplemental Cash Flow Information:
Cash paid for interest	$247	$75
Cash received for income taxes	(2)	—
Non-cash investing and financing activities:
Change in accrued capital expenditures	(2)	(2)

CAESARS ENTERTAINMENT CORPORATION
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET INCOME/(LOSS) ATTRIBUTABLE TO CAESARS ENTERTAINMENT CORPORATION TO ADJUSTED EBITDAR

Property earnings before interest, taxes, depreciation and amortization and rent (“EBITDAR”) is presented as a measure of the Company’s performance. Property EBITDAR is defined as revenues less property operating expenses and is comprised of net income/(loss) before (i) interest expense, including finance obligation expenses, net of interest capitalized and interest income, (ii) income tax provision, (iii) depreciation and amortization, (iv) corporate expenses, (v) certain items that the Company does not consider indicative of its ongoing operating performance at an operating property level, and (vi) lease payments associated with our financing obligation.
In evaluating property EBITDAR you should be aware that, in the future, the Company may incur expenses that are the same or similar to some of the adjustments in this presentation. The presentation of Property EBITDAR should not be construed as an inference that future results will be unaffected by unusual or unexpected items.
Property EBITDAR is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income/(loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with accounting principles generally accepted in the United States (“GAAP” or “U.S. GAAP”)). Property EBITDAR may not be comparable to similarly titled measures reported by other companies within the industry. Property EBITDAR is included because management uses property EBITDAR to measure performance and allocate resources, and believes that property EBITDAR provides investors with additional information consistent with that used by management.
Adjusted EBITDAR is defined as EBITDAR further adjusted to exclude certain non-cash and other items as exhibited in the following reconciliation, and is presented as a supplemental measure of the Company’s performance. Management believes that adjusted EBITDAR provides investors with additional information and allows a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of the Company. In addition, compensation of management is in part determined by reference to certain of such financial information. As a result, we believe this supplemental information is useful to investors who are trying to understand the results of the Company.
Adjusted EBITDAR margin is calculated as adjusted EBITDAR divided by net revenues. Adjusted EBITDAR margin is included because management uses adjusted EBITDAR margin to measure performance and allocate resources, and believes that adjusted EBITDAR margin provides investors with additional information consistent with that used by management.
Because not all companies use identical calculations, the presentation of adjusted EBITDAR and adjusted EBITDAR margin may not be comparable to other similarly titled measures of other companies.
The following tables reconcile net income/(loss) attributable to the companies presented to property EBITDAR and adjusted EBITDAR for the periods indicated.

CAESARS ENTERTAINMENT CORPORATION
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET INCOME/(LOSS) ATTRIBUTABLE TO CAESARS ENTERTAINMENT CORPORATION TO ADJUSTED EBITDAR

	Three Months Ended March 31, 2018				Three Months Ended March 31, 2017
(Dollars in millions)	Las Vegas	Other U.S.	All Other (f)	CEC	Las Vegas	Other U.S.	All Other (f)	CEC
Net income/(loss) attributable to company	$72	$(50)	$(56)	$(34)	$147	$23	$(677)	$(507)
Net loss attributable to noncontrolling interests	—	—	—	—	—	(1)	—	(1)
Income tax provision	—	—	13	13	—	—	47	47
Restructuring of CEOC and other (a)	(2)	(2)	(180)	(184)	—	—	464	464
Interest expense	78	138	114	330	5	7	135	147
Depreciation and amortization	142	121	17	280	79	21	2	102
Corporate expense	—	—	82	82	—	—	41	41
Other operating costs (b)	28	6	32	66	6	1	(8)	(1)
Property EBITDAR	318	213	22	553	237	51	4	292
Corporate expense	—	—	(82)	(82)	—	—	(41)	(41)
Stock-based compensation expense (c)	2	2	14	18	1	—	8	9
Other items (d)	1	1	27	29	1	1	13	15
Adjusted EBITDAR	$321	$216	$(19)	$518	$239	$52	$(16)	$275

Net revenues	$906	$926	$140	$1,972	$674	$280	$12	$966
Adjusted EBITDAR Margin (e)	35.4%	23.3%	(13.6)%	26.3%	35.5%	18.6%	(133.3)%	28.5%

CAESARS ENTERTAINMENT CORPORATION
SUPPLEMENTAL INFORMATION - SAME STORE
RECONCILIATION OF NET INCOME/(LOSS) ATTRIBUTABLE TO CAESARS ENTERTAINMENT CORPORATION TO ADJUSTED EBITDAR

Same-Store	Three Months Ended March 31, 2017				Three Months Ended March 31, 2017
(Dollars in millions)	CEC	CEOC	Baltimore	Same-Store	Las Vegas	Other U.S.	All Other (f)	Same-Store
Net income/(loss) attributable to company	$(507)	$103	$1	$(403)	$213	$131	$(747)	$(403)
Net income/(loss) attributable to noncontrolling interests	(1)	2	1	2	—	2	—	2
Income tax provision	47	14	—	61	—	1	60	61
Restructuring of CEOC and other (a)	464	—	—	464	—	—	464	464
Interest expense	147	57	(7)	197	5	9	183	197
Depreciation and amortization	102	95	(8)	189	112	57	20	189
Corporate expense	41	15	—	56	—	—	56	56
Other operating costs (b)	(1)	—	—	(1)	7	2	(10)	(1)
Property EBITDAR	292	286	(13)	565	337	202	26	565
Corporate expense	(41)	(15)	—	(56)	—	—	(56)	(56)
Stock-based compensation expense (c)	9	—	—	9	1	—	8	9
Other items (d)	15	4	(1)	18	1	(1)	18	18
Adjusted EBITDAR	$275	$275	$(14)	$536	$339	$201	$(4)	$536

Net revenues	$966	$1,113	$(67)	$2,012	$930	$937	$145	$2,012
Adjusted EBITDAR Margin (e)	28.5%	24.7%	20.9%	26.6%	36.5%	21.5%	(2.8)%	26.6%

___________________

(a)
2018 amount primarily represents a change in fair value of our derivative liability related to the conversion option of the CEC Convertible Notes; 2017 amount primarily represents CEC’s costs in connection with the restructuring of CEOC.

(b)	Amounts primarily represent costs incurred in connection with the development activities and reorganization activities, and/or recoveries associated with such items.

(c)	Amounts represent stock-based compensation expense related to shares, stock options, and restricted stock units granted to the Company’s employees.

(d)
Amounts represent add-backs and deductions from adjusted EBITDAR permitted under certain indentures. Such add-backs and deductions include litigation awards and settlements, costs associated with CEOC’s restructuring and related litigation, severance and relocation costs, sign-on and retention bonuses, permit remediation costs, and business optimization expenses.

(e)	Adjusted EBITDAR margin is calculated as adjusted EBITDAR divided by net revenues.

(f)	Amounts include consolidating adjustments, eliminating adjustments and other adjustments to reconcile to consolidated CEC and same-store property EBITDAR and adjusted EBITDAR.